As filed with the Securities and Exchange Commission on August 26, 2020

Registration Statement No. 333-248203

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Silence Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

72 Hammersmith Road

London W14 8TH

United Kingdom

Tel: +44 20 3457 6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Silence Therapeutics Inc.

434 West 33rd Street, Office 814

New York, New York 10001

Tel: + 1 917 374 0372

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua A. Kaufman Divakar Gupta Brian F. Leaf Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	Claire A. Keast-Butler Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS United Kingdom +44 20 7785 9355

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company  ☑

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

EXPLANATORY NOTE

Silence Therapeutics plc is filing this Amendment No. 1 to its Registration Statement on Form F-1 (File No. 333-248203) as an exhibit-only filing in order to file Exhibit 23.1, as indicated in the Exhibit Index of Part II of the Registration Statement, to replace the previously filed Exhibit 23.1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

Information Not Required in Prospectus

Item 6.  Indemnification of Directors and Officers.

Members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s articles of association:

Current and former members of the registrant’s board of directors or officers shall be:

•

indemnified against all costs, charges, expenses, losses or liabilities which he or she may sustain or incur in or about his or her actual or purported execution or discharge of his or her duties in relation to the registrant, including any liability incurred in disputing, defending, investigating or providing evidence in connection with any actual or threatened or alleged claims, demands, investigations or proceedings, whether civil, criminal or regulatory or in connection with any application under section 661(3) or (4) or section 1157 of the Companies Act; and

•	provided with funds to meet, or do anything to enable a director or other officer of the Company to avoid incurring, expenditure of the nature described in sections 205(1) or 206 of the Companies Act.

In the case of current or former members of the registrant’s board of directors, in compliance with the Companies Act, there shall be no entitlement to indemnification or funding as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

Item 7.  Recent Sales of Unregistered Securities.

Set forth below is information regarding share capital issued by us since January 1, 2017. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

In March 2020, we issued 4,276,580 ordinary shares to AstraZeneca UK Limited, an affiliate of AstraZeneca plc, for an aggregate subscription price of $20.0 million.

In July 2019, we issued 5,062,167 ordinary shares to Cache Holdings Limited, a wholly owned subsidiary of Mallinckrodt plc, for an aggregate subscription price of $5.0 million.

Since January 1, 2017, we have issued an aggregate of 8,416,170 options to purchase ordinary shares under our equity incentive plans. Of these options:

•	options to purchase 2,951,097 ordinary shares have been canceled without being exercised;
•	options to purchase 680,515 ordinary shares have been exercised at a weighted average exercise price of £0.24 per share; and
•	options to purchase a total of 4,784,558 ordinary shares are currently outstanding, at a weighted average exercise price of £1.40 per share.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (1) under Section 4(a)(2) of the Securities Act in that the transactions did not involve any public offering within the meaning of Section 4(a)(2), (2) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (3) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8.  Exhibits and Financial Statement Schedules

Exhibits

The exhibits to this registration statement are listed in the exhibit index attached hereto and are incorporated by reference herein.

Financial Statement Schedules

None. All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)  That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1*	Amended and Restated Articles of Association of Silence Therapeutics plc
4.1*	Form of Deposit Agreement
4.2*	Form of American Depositary Receipt (included in exhibit 4.1)
5.1*	Opinion of Cooley (UK) LLP
10.1*	Silence Therapeutics plc 2018 Long-Term Incentive Plan
10.2*	Silence Therapeutics plc 2018 Non-Employee Long-Term Incentive Plan
10.3*	Employee U.S. Sub-Plan under the 2018 Employee Long-Term Incentive Plan
10.4*	Non-Employee U.S. Sub-Plan under the 2018 Non-Employee Long-Term Incentive Plan
10.5†+*	License and Collaboration Agreement, by and between the registrant and Mallinckrodt Pharma IP Trading DAC, dated July 18, 2019
10.6†+*	Research Collaboration, Option and License Agreement, by and between the registrant and AstraZeneca AB, dated March 24, 2020
10.7*	Form of Deed of Indemnity between the registrant and its directors
10.8*	Form of Deed of Indemnity between the registrant and its executive officers
21.1*	Subsidiaries of the registrant
23.1	Consent of PricewaterhouseCoopers LLP, the registrant’s independent registered public accounting firm
23.2*	Consent of Cooley (UK) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to this registration statement)

*	Previously filed.
†

Portions of this exhibit (indicated by asterisks) have been omitted because the registrant has determined they are not material and would likely cause competitive harm to the registrant if publicly disclosed.

+

Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on August 26, 2020.

SILENCE THERAPEUTICS PLC

By:	/s/ Iain Ross
Name:	Iain Ross
Title:	Executive Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Iain Ross Iain Ross	Executive Chairman (Principal Executive Officer)	August 26, 2020

	/s/ Rob Quinn, Ph.D. Rob Quinn, Ph.D.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 26, 2020

	* Giles Campion, M.D.	Head of R&D, Chief Medical Officer and Executive Director	August 26, 2020

	* James Ede-Golightly	Director	August 26, 2020

	* Alistair Gray	Director	August 26, 2020

	* Dave Lemus	Director	August 26, 2020

	* Steven Romano, M.D.	Director	August 26, 2020

*By:	/s/ Iain Ross
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on August 26, 2020.

SILENCE THERAPEUTICS INC.

By:	/s/ David Lemus
Name:	David Lemus
Title:	Chairman

Authorized Representative in the United States